UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 19, 2010

LA CORTEZ ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-138465	20-5157768
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

Calle 67 #7-35, Oficina 409
Bogota, Colombia	N/A
(Address of principal executive offices)	(Zip code)

(941) 870-5433
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

As previously reported, on December 29, 2009, we closed on the sale of 1,428,571 units  of our securities (the “PPO Units”) in a private placement offering (the “PPO”), for gross proceeds of $2.5 million; on January 29, 2010, we closed on the sale of 571,428 PPO Units in our PPO, for gross proceeds of $1.0 million; and on March 2, 2010, we closed on the sale of 857,144 in our PPO, for gross proceeds of $1.5 million.

On April 19, 2010, we conducted the fourth and final closing of our PPO for an additional 5,905,121 PPO Units, for gross proceeds of $10.33 million.

In the aggregate, in all four closings of the PPO, we sold 8,762,264 PPO Units, consisting of an aggregate of 8,762,264 shares of our common stock and warrants to purchase an aggregate of 4,381,138 shares of our common stock, for total gross proceeds of $15.33 million.

Each PPO Unit was sold at a price of $1.75.  Each PPO Unit consists of (i) one share of our common stock, and (ii) a warrant representing the right to purchase one-half (1/2) of one share of our common stock, for a period of three years commencing on the final closing date of the PPO (that is, until April 18, 2013), at an exercise price of $3.00 per whole share of common stock (the “PPO Warrants”).  The PPO Warrants are immediately exercisable.

The PPO Warrants are subject to weighted average anti-dilution protection in the event we subsequently issue shares of our common stock, or securities convertible into shares of our common stock, for a per share price that is less than the exercise price per share of the PPO Warrants at such time.

With respect to certain subscriptions in the PPO, we were obligated to pay placement agents and/or finders (collectively, “Finders”) cash fees of up to ten percent (10%) of the purchase price of each PPO Unit sold in the PPO to investors introduced to us by the relevant Finder (the “Introduced Investors”), and to issue each such Finder five-year warrants (the “Agent Warrants”) exercisable at no less than $1.75 per share to purchase a number of shares of our common stock equal to up to ten percent (10%) of the shares of common stock included in the PPO Units sold in the PPO to the Introduced Investors.  In addition to their term, the Agent Warrants differ from the PPO Warrants in certain other respects, including, without limitation, that the Agent Warrants provide for cashless net exercise.  As a result of our sales of the PPO Units in all four closings, we have paid and/or become obligated to pay an aggregate of approximately $612,037 of placement agent and/or finder fees and have issued and/or become obligated to issue Agent Warrants to purchase an aggregate of 344,022 shares of our common stock.

We have entered into a registration rights agreement with the investors in the PPO, which provides such investors with “piggyback” registration rights with respect to the shares of our common stock contained in the PPO Units and the shares of our common stock issuable upon exercise of the PPO Warrants (collectively, the “Registrable PPO Shares”).  The registration rights agreement also grants the holders of a majority of the Registrable PPO Shares the right to demand registration of such shares if we fail to either file a registration statement on which they can piggyback or complete a listing of our common stock on a United States or Canadian national securities exchange (or, in the case of the investors in the December 29, 2009, closing, on the TSX Venture Exchange) within 180 days of the final closing of the PPO (that is, by October 16, 2010).  Registrable PPO Shares are not subject to the registration rights agreement if they may be immediately sold under the Securities Act (whether pursuant to Rule 144 thereunder or otherwise).  The registration rights agreement contains customary cutback, discontinuation and indemnification provisions.

Our offering and sale of the shares of our common stock and PPO Warrants in the PPO were made in reliance on the exemption from the registration requirements of the federal securities laws provided by Section 4(2) of the Securities Act and Regulation D and/or Regulation S promulgated by the SEC thereunder.  These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

As previously reported, also on March 2, 2010, Avante Petroleum S.A. purchased 2,857,143 shares of our common stock and warrants to purchase 2,857,143 shares of our common stock at an exercise price of $3.00 per share, for an aggregate purchase price of $5,000,000 (or $1.75 per share of common stock purchased).

We plan to use the net proceeds of the PPO, together with the proceeds of our sale of securities to Avante Petroleum, to fund our existing oil and gas exploration and production projects (including the Rio de Oro and Puerto Barco fields acquired from Avante Petroleum) and possibly other potential opportunities in Colombia (e.g., acquisitions, joint ventures and/or farm-ins) and for general working capital purposes.

Item 7.01	Regulation FD Disclosure

Attached hereto as Exhibit 99.1 and incorporated by reference herein is a press release issued by us on April 20, 2010, relating to the final closing of the PPO.

Item 8.01	Other Events

As of April 22, 2009, after giving effect to the final closing of the PPO, our cash and cash equivalents balance was $15,968,125, compared to $2,376,585 as of December 31, 2009, and $6,733,381 as of December 31, 2008.

We presently do not have any available credit, bank financing or other external sources of liquidity.  Due to our brief history and historical operating losses, our operations have not been a source of liquidity.

We expect to generate approximately $5.8 million dollars in net proceeds over the next twelve months from the sale of crude oil produced in the Mirto field and with the reactivation of the Puerto Barco field.

Over the next 12 months, we expect to require the following amounts of capital in order to bear our share of expenses with respect to the Putumayo 4 Block, the Maranta Block and the Rio de Oro and Puerto Barco Fields:

•	Approximately $6.9 million in the Putumayo 4 Block, related to Phase 1 seismic acquisition and permitting activities;

•
Approximately $5.1 million in the Maranta Block, related to Phase 3 processing of the recently acquired 25 km of 3D seismic, conducting a workover on the Mirto-1 well, the drilling of two or three appraisal wells and the construction of the production facilities at the field; and

•	Up to $2.3 million on Rio de Oro and Puerto Barco, related to additional seismic in the area and either deepening an existing well or drilling an additional well.

In addition, over the next 12 months, we expect to require up to an additional $3.9 million for general working capital to continue to execute our business plan and build our operations.

As a result of the proceeds received from the PPO and the investment by Avante Petroleum, we do not believe that we will need to obtain additional capital before May 2011 in order to meet our working capital needs and our commitments on the Maranta Block, the Putumayo 4 Block, the Rio de Oro and Puerto Barco fields and the Avante joint venture, and to continue to execute our business plan and build our operations (although we may seek to raise additional capital in any event before that date).

After that date, however, we will need to obtain additional capital for such purposes.  In order to obtain capital, we may need to sell additional shares of our Common Stock or debt securities, or borrow funds from private or institutional lenders. Because of the recent problems in the credit markets, steep stock market declines, financial institution failures, government bail-outs, the sharp decline in oil and natural gas prices and our status as an early stage company, there can be no assurance that we will be successful in obtaining additional funding in amounts or on terms acceptable to us, if at all.

Certain statements in this Item are forward-looking. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "proposes", "may", "could", "should", "anticipates", "estimates", "likely", "possible", "potential", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information and assumptions of management. There can be no assurance that the Putumayo 4, Maranta and Rio de Oro and Puerto Barco projects will be successfully developed.  Actual results may differ materially from those currently anticipated due to a number of factors beyond our reasonable control, including, but not limited to, the our ability to identify other corporate acquisition and/or joint venture opportunities in the energy sector in Colombia, Peru and Brazil and, more generally, in Latin America, and to establish the technical and managerial infrastructure, and to raise the required capital, to take advantage of, and successfully participate in such opportunities, future economic conditions, political stability and energy prices. Additional information on risks and other factors that may affect our business and financial results can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and subsequent Current Reports on Form 8-K, filed by us with the U.S. Securities and Exchange Commission, and available at www.sec.gov.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed with this Report:

10.1	Form of subscription agreement for PPO

10.2	Form of PPO Warrant

10.3	Form of registration rights agreement for PPO

99.1	Press Release dated April 20, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LA CORTEZ ENERGY, INC.

Date:	April 23, 2010	By:	/s/ Andres Gutierrez Rivera
Andres Gutierrez Rivera
President and Chief Executive Officer